EXHIBIT 99.1

EST Announces Completion of Recapitalization Transactions

Electronic Sensor Technology (EST) (OTCBB:ESNR), a leading provider of innovative homeland security and environmental solutions, announced today that it has closed the previously announced transactions to provide additional capital and to extinguish the company's existing convertible debentures.

A new investor has invested a total of $5.5 million; $3.5 million in common equity and $2.0 million in the form of a 9% convertible debenture. Based upon the closing price of EST's stock, the new investor will be issued approximately 86,400,000 shares at a price of $0.0405 per share. The conversion price of the debenture will be $0.0486. The company has also extinguished the company's existing $7.0 million debenture by the payment of $3.5 million plus approximately 10,400,000 shares of common stock.

"This is an important milestone for the company," said Barry S. Howe, President and CEO. "With this new funding and extinguishment of the company's $7 million debenture, we can provide additional resources to the company's high priority needs which are to expand the company's sales and marketing capabilities as well as to develop its next generation products."

About Electronic Sensor Technology:

Electronic Sensor Technology develops, manufactures, sells, and supports a product line of patented chemical vapor analyzers. The ultra high-speed gas chromatography coupled with a solid-state detector enables analysis of nearly any odor, fragrance, or chemical vapor within ten seconds. We believe that the company's product line is strategically positioned to address key needs of the homeland security market, environmental and quality assurance applications, and product quality of food and beverage.

SEC Filings and Forward Looking Statements

Certain statements in this release, including those relating to revenue expectations; the company's plans regarding business and product development; product sales and distribution; the sufficiency of the company's resources to satisfy operation cash requirements; and future capital investment by prospective investors are forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words "believe," "anticipate," "expect," "predict," "hopeful," "estimate," "project," "will be," "will continue," "will likely result," or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: failure to come to terms with prospective investors, risks related to changes in technology, our dependence on key personnel, our ability to protect our intellectual property rights, emergence of future competitors, changes in our largest customer's business and government regulation of homeland security companies, and other factors described under the heading "Risk Factors" in our Registration Statements on Form SB-2 File Nos. 333-130900 and 333-138977, effective as of November 21, 2006 and December 21, 2006,
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respectively, as amended and supplemented. The forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date that the forward-looking statements are made.

Electronic Sensor Technology
Frank Zuhde, 805-480-1994, ext. 135